Exhibit 5.1

[Letterhead of Weil, Gotshal & Manges LLP]

December 9, 2005

Rural/Metro Operating Company, LLC

Rural/Metro (Delaware) Inc.

    c/o Rural/Metro Corporation

    9221 East Via de Ventura

    Scottsdale, Arizona, 30328

Ladies and Gentlemen:

We have acted as counsel to Rural/Metro Operating Company, LLC, a Delaware limited liability company, (“Rural/Metro LLC”) and Rural/Metro (Delaware) Inc., a Delaware corporation (each a “Company” and together, the “Companies”), in connection with the preparation and filing with the Securities and Exchange Commission of the Companies’ Registration Statement on Form S-4 (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended, relating to $125,000,000 principal amount of the Companies’ 9.875% Senior Subordinated Notes due 2015 (the “Exchange Notes”) to be issued in exchange for $125,000,000 principal amount of the Companies’ outstanding 9.875% Senior Subordinated Notes due 2015. The obligations of the Companies is unconditionally guaranteed (the “Exchange Guarantees”) by Rural/Metro Corporation, a Delaware Corporation (“Rural/Metro”) and certain subsidiaries of Rural/Metro LLC (Rural/Metro and each subsidiary guarantor, the “Guarantors”). The Guarantors organized under the laws of the states of Delaware or New York are referred to herein collectively as the “Specified Jurisdictions Guarantors,” and the Guarantors that are not organized under the laws of Delaware or New York are referred to herein collectively as the “Other Guarantors.”

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, the Indenture, dated as of March 4, 2005 between the Companies, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”), pursuant to which the Exchange Notes will be issued (the “Indenture”), the form of the Exchange Notes attached as an exhibit to the Indenture, and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of each Company, and have made such inquiries of such officers and

December 9, 2005

representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Companies and the Specified Jurisdictions Guarantors. We have assumed that the Exchange Notes will be executed and delivered in the form examined by us. We have also assumed (a) the valid existence of the Other Guarantors and that the Other Guarantors have the requisite corporate, limited liability company, partnership or equivalent power and authority to enter into and perform their obligations under the Guarantees and (b) the due authorization, execution and delivery of the Guarantees by the Other Guarantors.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1.    The execution, delivery and performance of the Exchange Notes by the each Company have been duly authorized by all necessary limited liability company or corporate action on the part of the Companies and, when duly and validly executed by the each Company, authenticated by the Trustee and delivered in accordance with the terms of the Indenture and as contemplated by the Registration Statement, will constitute the legal, valid and binding obligations of each Company, enforceable against each Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

2.    The execution, delivery and performance of the Exchange Guarantees have been duly authorized by all necessary corporate, limited liability company, partnership or equivalent action on the part of the Specified Jurisdictions Guarantors and when the Exchange Notes have been duly and validly executed by each Company, authenticated by the Trustee and delivered in accordance with the terms of the Indenture and as contemplated by the Registration Statement, the Exchange Guarantees will constitute the legal, valid and binding obligations of the Guarantors, enforceable against them in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of

December 9, 2005

equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity)

The opinions expressed herein are limited to the laws of the State of New York and the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP